Secretary of State
P.O. Box 13697
Austin, TX 78711-3697
FAX: 512/463-5709

Filing Fee: $300

Certificate of Formation Limited Liability Company

Filed in the Office of the Secretary of State of Texas
Filing #: 803598249 04/21/2020
Document #: 965006110002
Image Generated Electronically for Web Filing

Article 1 - Entity Name and Type

The filing entity being formed is a limited liability company. The name of the entity is:

The Emancipation Fund Initiative LLC

Article 2 – Registered Agent and Registered Office

☐ A. The initial registered agent is an organization (cannot be company named above) by the name of:

OR

☑ B. The initial registered agent is an individual resident of the state whose name is set forth below:

Name:
Brittney Rogers

C. The business address of the registered agent and the registered office address is:

Street Address:
5330 Griggs Road #D107 Houston TX 77021

Consent of Registered Agent

☐ A. A copy of the consent of registered agent is attached.

OR

☑ B. The consent of the registered agent is maintained by the entity.

Article 3 - Governing Authority

☐ A. The limited liability company is to be managed by managers.

OR

☑ B. The limited liability company will not have managers. Management of the company is reserved to the members.

The names and addresses of the governing persons are set forth below:

Managing Member 1: **Brittney Rogers** Title: **Managing Member**

Address: **5330 Griggs Road #D107 Houston TX, USA 77021**

Article 4 - Purpose

The purpose for which the company is organized is for the transaction of any and all lawful business for which limited liability companies may be organized under the Texas Business Organizations Code.

[The attached addendum, if any, is incorporated herein by reference.]

Form 509 signed.PDF

Organizer

The name and address of the organizer are set forth below.

Samuel E. Whitley **11757 Katy Freeway Suite 1300 Houston, TX 77079**

Effectiveness of Filing

☑ A. This document becomes effective when the document is filed by the secretary of state.

OR

☐ B. This document becomes effective at a later date, which is not more than ninety (90) days from the date of its signing. The delayed effective date is:

Execution

The undersigned affirms that the person designated as registered agent has consented to the appointment. The undersigned signs this document subject to the penalties imposed by law for the submission of a materially false or fraudulent instrument and certifies under penalty of perjury that the undersigned is authorized under the provisions of law governing the entity to execute the filing instrument.

Samuel E. Whitley

Signature of Organizer

FILING OFFICE COPY

Form 509 (Revised 05/19) Submit with relevant filing instrument. **Filing Fee: None**	**Consent to Use of Similar Name**	

(1) The Emancipation Fund, LLC

Name and file number of the entity or individual who holds the existing name on file with the secretary of state

consents to the use of

(2) The Emancipation Fund Initiative LLC

Proposed name

as the name of a filing entity or foreign filing entity in Texas for the purpose of submitting a filing instrument to the secretary of state.

(3) The undersigned certifies to being authorized by the holder of the existing name to give this consent. The undersigned signs this document subject to the penalties imposed by law for the submission of a materially false or fraudulent instrument.

Date: 4/17/2020

Signature of Authorized Person

Brittney Rogers

Name of Authorized Person (type or print)

Manager

Title of Authorized Person, if any (type or print)

State of TEXAS

County of HARRIS

This instrument was acknowledged before me on 4/17/20 by BRITTNEY ROGERS.
(date) (name of authorized person)

Notary Public's signature

Seal)

Gene Kosek
Notary Public, State of Texas
Comm. Expires 03/09/2024
Notary ID 35147-0